Exhibit 99
FOR IMMEDIATE RELEASE
January 29, 2009
MBT FINANCIAL CORP. ANNOUNCES BOARD POSITIONS
Monroe, Michigan — On January 29, 2009, the Board of Directors of MBT Financial Corp. (NASDAQ: MBTF) made the following announcement concerning membership and positions held by its Board of Directors:
•	Extended the membership of Chairman William D. McIntyre, Jr. for another term. Mr. McIntyre has served as the company’s Chairman for the past five years has agreed to continue in that capacity, extending his membership beyond the traditional retirement age of 73.

•	Appointed Michael J. Miller as Vice Chairman of the Board. Mr. Miller has served on the board since 2000 and currently serves as the Chairman of the Loan Review Committee and as a member of the Audit and Governance Committees.

•	Increased the membership of the Board from 11 to 12. Local businessman and shareholder Edwin L. Harwood has been appointed to fill the vacancy created by this increase.
H. Douglas Chaffin, President & CEO commented, “During these challenging economic times we feel that continuity of leadership is vital. We are very pleased that Chairman McIntyre has agreed to stand for election to continue in his capacity as Chairman through May of 2010. We also welcome Ed Harwood as the newest member to our Board. Mr. Harwood’s extensive business background and financial expertise will provide a valuable resource for our entire Board. As our Board addresses the various challenges before our company, a stable, well-educated, and informed membership is paramount. Each of these actions taken by the Board speaks to its commitment to the long term strength of our company, and prudent governance practices.”
MBT Financial Corp. is a single bank holding company headquartered in Monroe, Michigan. Founded in 1858, Monroe Bank & Trust (MBT) is one of the largest community banks in Southeast Michigan, with more than $1.5 billion in assets. MBT is a full-service bank, offering a complete range of business and personal accounts, credit options, and phone and online banking services. MBT’s Wealth Management Group is one of the largest and most respected in Southeastern Michigan. With 27 offices, 39 ATMs, and a comprehensive array of products and services, MBT prides itself in offering an incomparable banking experience for its customers. Visit MBT’s web site at http://www.mbandt.com.
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.